Cheapfares.com Reports Strong Sales


Contact:
Steve Robinson
President, Cheapfares.com
(402) 502-3241

Omaha, NE (January 30, 2001) -- Aden Enterprises., Inc. (OTC:ADEN), announced that its subsidiary, Cheapfares.com reported year-end sales for 2000 of $4.03 million. Steve Robinson, President of Cheapfares.com, stated "We were very pleased with our first year's sales, considering that the site only became fully functional in mid May and we exceeded our sales plan for the first year."

Sales for the first 28 days of January came in slightly over $790 thousand, which is above plan for the first month of the year. Average sales per day in January of '01 are 63% higher than they were in '00. Average Unique visitors per day are up 35% over last year. First and Business Class sales are up dramatically in January, averaging on a daily basis 188% greater sales than last year.

Cheapfares.com realizes revenue from commissions on sales and other transaction fees. Revenues for the month of January are $40 thousand this year vs. $ 126 thousand all of last year. Commissions range from 2 1/2 percent to 10 percent, depending on the travel product being sold.

The following is a quick comparison, which spells out how well Cheapfares.com sales are progressing in 2001:

                                    2001             2000              Increase
                                                                    '01 over '00
Av. Sales                           $28.2            $17.3             $10.9/63%
Per day

Av. Ticket                          $330             $304              $26/9%
Price

Av. Unique                          5181             3836              1345/35%
Visitors Per
Day

Av. First/Business                  $.9              $2.6              $1.7/188%
Class $ Sales
Per Day

Cheapfares.com rolled out a new service in January call "Last Minute Travel" which has been very favorably received by its customers and is expected to grow throughout the rest of the year. This service offers substantially discounted fares to customers who are booking with less than 7 day notice and are not staying over a Saturday during their trip.

Robinson reported that the company is rolling out two key new initiatives in February which are projected to positively impact sales going forward: "Mid February we will be rolling out an enhanced version of the Sabre search engine, which powers customers searches for travel, on our site which should significantly improve the ratio of "bookers to lookers" on the Cheapfares.com site. The single most important enhancement is that visitors to Cheapfares.com will, once this enhancement is in place, only be shown fares that are currently available, thus eliminating frustration sometimes now experienced when visiting Cheapfares.com

"We will  also be  rolling  out five  new  travel  sites  under  the  names of :
Booken.com, CheapDomesticFares.com, BookMeATicket.com, CheapExpeditions.com, and CheapfBudgetFares.com. These new sites will be powered by a search engine from Worldspan, one of the largest CRS (central reservation systems) in the U.S. Robinson commented "Customers today are constantly searching the web for new travel sites in hopes of finding ones best suited to themselves. By Cheapfares.com offering multiple travel sites, we expect to attract visitors that otherwise would go elsewhere. Also, over time we will be able to determine whether customers prefer using Sabre or Worldspan as a travel search engine.

We do not expect to generate meaningful sales from our new sites until mid to late summer after we are able to get these sites fully listed on search engines (such as Yahoo and GoTo) as well as promote these new sites through click through ad campaigns. However, we believe that these additional sites will prove a very cost effective way to reach new customers and build our overall daily unique customer count."

Certain information above contains forward-looking statements that may involve risk and uncertainties. Cheapfares.com believes that its expectations are based on reasonable assumptions. However, no assurances can be given that its goals will be achieved. Factors that could cause actual results to differ materially include, but are not limited to, changes in the economy, airlines policies, as well as changes in federal, state, and local regulations.